Exhibit 10.4

AMERIPRISE FINANCIAL

SUPPLEMENTAL RETIREMENT PLAN

As Amended and Restated Effective October 3, 2017

TABLE OF CONTENTS
ARTICLE 1 PURPOSE, EFFECTIVE DATE AND TRANSITION RULES    3
ARTICLE 2 DEFINITIONS    4
ARTICLE 3 ELIGIBILITY    6
ARTICLE 4 PLAN BENEFITS    7
ARTICLE 5 SUBACCOUNTS, INVESTMENT PERFORMANCE AND TRANSFERS    10
ARTICLE 6 DISTRIBUTION OF BOOK RESERVE ACCOUNTS    12
ARTICLE 7 BENEFICIARY DESIGNATION    14
ARTICLE 8 EFFECT OF CERTAIN EVENTS    14
ARTICLE 9 SPECIAL RESTRICTIONS    15
ARTICLE 10 AMENDMENT AND TERMINATION    16
ARTICLE 11 ADMINISTRATION    16
ARTICLE 12 CLAIMS PROCEDURES    17
ARTICLE 13 MISCELLANEOUS    18

AMERIPRISE FINANCIAL
SUPPLEMENTAL RETIREMENT PLAN

As Amended and Restated Effective October 3, 2017
Article 1
Purpose, Effective Date and Transition Rules
1.01.    Purpose. The Ameriprise Financial Supplemental Retirement Plan (the “Plan”) was adopted by Ameriprise Financial, Inc. effective October 1, 2005, was amended and restated in its entirety effective January 1, 2007, was amended and restated in its entirety effective January 1, 2009 and January 1, 2010, was amended and restated in its entirety effective April 1, 2010, and is hereby amended and restated in its entirety effective October 3, 2017. The Plan is intended to supplement retirement benefits provided under the Retirement Plan, the 401(k) Plan (for pay periods ending prior to December 31, 2006), and any other retirement and savings plans sponsored by the Company, for a select group of management or highly compensated individuals. The Plan is intended to be and shall be construed and operated as a “top-hat plan” under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 2520.104-23 of the United States Department of Labor Regulations.
1.02.    Effective Date. The Plan became effective October 1, 2005. Effective as of the close of business on September 30, 2005, the American Express Company effectuated the distribution of all of the outstanding securities of Ameriprise Financial, Inc. to the shareholders of the American Express Company in a tax-free spin-off under the Code (the “Spin-Off”). On that date, the Company ceased to be a participating employer in the American Express Company’s tax-qualified retirement plans and the components of such plans covering Company participants were transferred to new plans established by the Company in a transaction that complied with Section 414(l) of the Code. In connection with this transaction, the component of the American Express Company Supplemental Retirement Plan (the “AXP Plan”) covering Company participants was similarly transferred to the Company. Effective as of the close of business on September 30, 2005, the Company and its subsidiaries ceased to be participating companies, and employees and retirees of the Company and its subsidiaries ceased to be participants, in the AXP Plan. Effective January 1, 2007, the Plan was amended to discontinue contributions to Participants in excess of the limits under the 401(k) Plan for pay periods ending after December 31, 2006, and to reflect certain other design changes. Effective January 1, 2009, the Plan was amended to comply with the requirements of Section 409A, and to reflect certain other design changes. Effective April 1, 2010, the Plan was amended to clarify the operation of certain provisions in compliance with Section 409A. Effective for years beginning after December 31, 2007, Section 4.01(b) of the Plan is hereby amended to change the Plan’s vesting rules for amounts provided under the Retirement Plan. The Plan is hereby further amended and restated as of October 3, 2017, to reflect a new name of the book reserve accounts under which certain benefits were provided pursuant to Section 4.02.

1.03.    Transition Rules
(a)    Opening Account Balances and Participation. Unless otherwise expressly set forth herein, the account balance as of the close of business on September 30, 2005 of any individual who had accumulated benefits under the AXP Plan, the responsibility for which was transferred to the Company pursuant to the Employee Benefits Agreement by and between the American Express Company and the Company, dated as of September 30, 2005 (the “EBA”), shall be the account balance such Participant had in the AXP Plan immediately before the Spin‑Off. For purposes of this transition rule only, “Participant” shall include individuals with accrued benefits under the AXP Plan, the responsibility for which was transferred to the Company under the EBA. A Participant who became an Employee of the Company and Participant under the Plan shall accrue benefits and receive distributions of such benefits, including benefits accrued under the AXP Plan, as set forth below in the Plan. A Participant who had accrued benefits under the AXP Plan, but did not become an Employee of the Company accruing additional benefits under the Plan, shall have benefits solely as set forth in, and shall receive payments from the Company solely in accordance with, the terms of the AXP Plan as in effect on September 30, 2005.
(b)    Plan Elections and Designations. Notwithstanding anything herein to the contrary and in accordance with the requirements of the EBA, all beneficiary designations, deferral election forms, investment elections, payment form elections, and qualified domestic relations orders creating rights for alternate payees in effect under the AXP Plan as of September 30, 2005 shall be deemed to be effective with respect to the Plan. For purposes of this Article 1.03(b), investment elections relating to the American Express Company Stock Fund under the AXP Plan shall be deemed to apply to the Company Stock Fund under the Plan.
(c)    Calculation of Limitations. Notwithstanding anything herein to the contrary, for purposes of calculating the Section 415 Limitations and the Section 401(a)(17) Limitation, compensation and benefits accrued under the AXP Plan (and the underlying AXP qualified retirement plans) and/or while a Participant was employed by the American Express Company or its affiliates during 2005 shall be taken into consideration under the Plan for the 2005 Plan Year.
Article 2
Definitions
As used in the Plan, the following terms have the meanings indicated below:
2.01.    “Affiliate” means any corporation or other trade or business under common control with the Company, as further defined in the Company’s Qualified Retirement Plans.
2.02.    “Beneficiary” means the individual or entity designated by the Participant pursuant to Article 7 and in accordance with procedures established by the Committee to receive benefits under the Plan in the event of the Participant’s death.
2.03.    “Board” means the board of directors of the Company.

2.04.    “Change in Control” has the meaning given such term in the Ameriprise Financial 2005 Incentive Compensation Plan, as amended.
2.05.    “Claimant” has the meaning set forth in Article 12.01.
2.06.    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.
2.07.    “Committee” means the Compensation and Benefits Committee of the Company or such other committee designated by the Board to administer the Plan. Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Article 11.03.
2.08.    “Company” means Ameriprise Financial, Inc. and any of its subsidiaries and Affiliates which have become participating employers in a Qualified Retirement Plan.
2.09.    “Compensation” means, with respect to excess benefits calculated with reference to a particular Qualified Retirement Plan, “Compensation” as defined in the applicable Qualified Retirement Plan, as the context implies, provided that the Committee may, in its discretion, designate additional or different items, such as the value of certain equity awards, as Compensation for purposes of one or more of the benefits provided under the Plan.
2.10.    “Deferral Plan” means the Ameriprise Financial Deferred Compensation Plan, or any similar or successor non-qualified plan for the deferral of compensation in accordance with Section 409A.
2.11.    “Defined Termination” has the meaning given such term in the Senior Executive Severance Plan.
2.12.    “Employee” means an elected or appointed officer of the Company or any other individual whom the Committee identifies as an employee of the Company, and whose compensation is reported on a Form W-2, regardless of whether the use of such form is subsequently determined to be erroneous.
2.13.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.14.    “Insiders” means such Participants who are or may be required to file reports under Section 16(a) of the Exchange Act, with respect to equity securities of Ameriprise Financial, Inc.
2.15.    “401(k) Plan” means the Ameriprise Financial 401(k) Plan, as amended.
2.16.    “Participant” means an eligible Employee who accrues benefits under the Plan.
2.17.    “Plan Year” means the calendar year with reference to which benefits are determined under the Plan.

2.18.    “Qualified Retirement Plan” means the Retirement Plan and/or the 401(k) Plan, as the context may imply.
2.19.    “Retirement Plan” means the Ameriprise Financial Retirement Plan, as amended.
2.20.    “Section 401(a)(17) Limitation” refers to the limitation on the dollar amount of Compensation which may be taken into account under the Qualified Retirement Plans under Section 401(a)(17) of the Code.
2.21.    “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.
2.22.    “Section 415 Limitations” refer to the limitations on benefits for defined benefit pension plans and defined contribution plans which are imposed by Section 415 of the Code.
2.23.    “Senior Executive Severance Plan” means the Ameriprise Financial Senior Executive Severance Plan, as amended.
2.24.    “Termination of Employment” means a “separation from service” as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.
2.25.    “Unforeseeable Emergency” means, with respect to a Participant, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.
Article 3
Eligibility
3.01.    Automatic Participation. Participation in the Plan shall be limited to Employees who meet the requirements of Articles 3.02(a) and 3.02(b), and shall automatically occur for such Employees; provided, that the Committee may designate, on a case-by-case basis, Employees or categories of Employees who shall not be eligible to participate in all or any portion of the Plan.
3.02.    Participation Requirements. To become a Participant in the Plan, an Employee must:
(a)    be a participant under a Qualified Retirement Plan maintained by the Company. Participation by an Employee in a Qualified Retirement Plan shall be determined pursuant to and in accordance with the eligibility criteria applicable under such Qualified Retirement Plan; and
(b)    for the relevant Plan Year:

(i)    be credited with Compensation earned from the Company in an amount in excess of the applicable Code Section 401(a)(17) Limitation or accrue benefits under a Qualified Retirement Plan in excess of the Section 415 Limitation; or
(ii)    have deferred Compensation under a Deferral Plan and be classified as a level “Grade Band 50” personnel or greater (as such classification is defined by the Committee from time-to-time); provided, however, that the Committee may, in its sole discretion, set a different required pay level or grade for participation in the Plan.
Article 4
Plan Benefits
4.01.    Benefits Under the Retirement Plan. For purposes of this Article 4.01, capitalized terms not otherwise defined herein shall have the same meaning set forth in the Retirement Plan.
(a)    Benefits in Excess of Limits Under the Retirement Plan. If a Participant is a participant under the Retirement Plan, other than a terminated participant, the Company shall establish a book reserve account to be determined as follows:
(i)    Initial Book Reserve Account Balance. A Participant’s initial book reserve account balance shall be zero unless the Participant was a participant in the AXP Plan. A Participant who was a participant in the AXP Plan shall have an initial book reserve account balance equal to his or her book reserve account balance in the AXP Plan on September 30, 2005.
(ii)    Contribution Credits. There shall be credited to a Participant’s book reserve account, in accordance with Article 4.04, an amount equal to the excess, if any, of: (x) the Contribution Credits that would have been credited to a Participant’s Defined Benefit Account Balance under the Retirement Plan for the Plan Year if the Plan’s definition of Compensation was used, the Section 401(a)(17) Limitation was ignored, and the Participant had not elected or been required to defer the receipt of any Compensation pursuant to a Deferral Plan, over (y) the actual Contribution Credits credited to the Participant’s Defined Benefit Account Balance under the Retirement Plan for the Plan Year. In the event a Participant terminates from service as a result of a disability, as determined under the Retirement Plan, this Article 4.01(a)(ii) will apply as if the Section 401(a)(17) Limitation and Section 415 Limitations applied to the deemed Compensation considered by the Retirement Plan.
(b)    Additional Years of Service. Certain Participants, as determined by the Company in its sole discretion, may be deemed to have rendered three additional Years of Service under the Plan. For each such Participant, subject to such terms and conditions as the Company may impose upon such benefits by special agreement with such Participant (in the event of a conflict with this Article 4.01(b), such special agreement shall control), an additional amount shall be credited to the Participant’s book reserve account equal to the excess, if any of: (x) the total cumulative Contribution Credits that would have been credited to the Participant’s book reserve account under Article 4.01(a) had the Participant rendered such additional Years of Service under the Retirement Plan, over (y) the actual total cumulative Contribution Credits credited to the Participant’s book reserve account under Article 4.01(a) as of the date the Participant is eligible for such benefits under the Plan. Subject to the terms of the special agreement with each such Participant, such amounts shall be calculated and credited in accordance with Article 4.04 under procedures to be determined from time to time by the Committee and consistently applied to similarly situated Employees. Unless otherwise determined by the Committee or agreed in a special agreement with the Participant, amounts credited under this Article 4.01(b) shall be subject to three-year vesting, and such amounts shall be forfeited by the Participant if the Participant’s service with the Company terminates for any reason other than death or disability (as defined in the Retirement Plan) before three years of actual service have been rendered to the Company by such Participant.
(c)    Benefits Formula. The formula of the benefits for a Plan Year under this Article 4.01 shall be determined by the Committee and applied in a uniform manner for all similarly situated Employees.
(d)    Benefits Restricted to Vested Portion. The benefits credited under this Article 4.01 at the time of distribution to a Participant shall be restricted to a Participant’s vested portion. Unless otherwise expressly provided in the Plan, a Participant’s vested portion shall be determined under the vesting provisions of the Retirement Plan; provided, that vesting shall cease as of the date a Participant commences payment pursuant to Article 6.02. Any non-vested portion of amounts credited to a Participant hereunder shall be forfeited.
(e)    Additional Accounts. The Committee may, in its sole and exclusive discretion, establish additional book reserve accounts from time to time. The procedures to reflect and credit increases, decreases, interest, dividends, and other income, gains and losses shall be determined by the Committee in its sole and exclusive discretion.
4.02.    Benefits Under the 401(k) Plan. For purposes of this Article 4.02, capitalized terms not otherwise defined herein shall have the same meaning set forth in the 401(k) Plan.
(a)    Benefits in Excess of Limits Under the 401(k) Plan. If a Participant was a participant in the 401(k) Plan for a Plan Year ending on or before December 31, 2006, the Company established book reserve accounts under the Plan on behalf of such Participant. A Participant’s initial book reserve account balance was zero unless the Participant was a participant in the AXP Plan. A Participant who was a participant in the AXP Plan had an initial balance in each book reserve account equal to such Participant’s book reserve account balance in the equivalent account under the AXP Plan on September 30, 2005. The following amounts shall be credited to the Participant’s book reserve accounts as described in Article 4.04 (such book reserve accounts as so credited shall be referred to as the “401(k) Plan-Related SRP Account”):
(i)    Company Stock Contribution Allocation. For pay periods ending on or before December 31, 2006, an amount was credited to the Participant’s book reserve account for each Plan Year equal to: (A) one percent, or such other amount as may be set by the Committee for some or all Participants, of the sum of: (1) the Participant’s Compensation, calculated without the Section 401(a)(17) Limitation or Section 415 Limitations, plus (2) that portion of a Participant’s Compensation deferred during such Plan Year pursuant to a Deferral Plan, minus (B) the amount actually allocated as a Company Stock Contribution to the account of the Participant under the 401(k) Plan.

(ii)    Company Profit-Sharing Contribution Allocation. For pay periods ending on or before December 31, 2006, an amount was credited to the Participant’s book reserve account for each Plan Year equal to: (A) the Company Profit-Sharing Contribution percentage utilized for purposes of the 401(k) Plan for that Plan Year for such Participant times the sum of: (1) the Participant’s Compensation, calculated without the Section 401(a)(17) Limitation or Section 415 Limitations, plus (2) that portion of a Participant’s Compensation deferred during such Plan Year pursuant to a Deferral Plan, minus (B) the amount actually allocated as a Company Profit-Sharing Contribution to the account of the Participant under the 401(k) Plan. Unless otherwise expressly provided in the Plan, benefits credited under this Article 4.02(a)(ii) at the time of distribution shall be restricted to a Participant’s vested portion as determined under the applicable provisions of the 401(k) Plan. Any non-vested portion of such deferred compensation to be paid shall be forfeited.
(iii)    Company Matching Contribution Allocation. For pay periods ending on or before December 31, 2006, a Company matching contribution, whether or not the Participant actually elected to defer Compensation under the 401(k) Plan, for each Plan Year equal to three percent, or such other amount as may be set by the Committee for some or all Participants, of: (A) that portion of the Participant’s Compensation which was deferred during the Plan Year pursuant to a Deferral Plan, plus (B) that portion of the Participant’s Compensation (not including the amounts deferred as described in clause (A) above) in excess of the Section 401(a)(17) Limitation, was contributed and allocated to the account of a Participant by the Company as a matching contribution on behalf of such Participant; provided, however, for purposes of this Company matching contribution, Compensation shall not be subject to the Section 401(a)(17) Limitation.
(b)    Additional Accounts. The Committee may, in its discretion, establish additional book reserve accounts from time to time. The procedures to reflect and credit increases, decreases, interest, dividends, and other income, gains and losses shall be determined by the Committee in its sole and exclusive discretion.
4.03.    Benefits Upon a Change in Control. If a Participant who is eligible to receive benefits under the Senior Executive Severance Plan experiences a Defined Termination, then the Participant shall be entitled to an additional benefit under the Plan in an amount equal to the contributions that would have been made by the Company on behalf of the Participant under the Retirement Plan or the Plan (and other similar plans of the Company), during a period equal to the number of weeks of severance pay to which the Participant is entitled under the Senior Executive Severance Plan, as in effect immediately prior to the Change in Control, assuming compensation per week during such period of an amount equal to the Participant’s weekly severance benefit under the Senior Executive Severance Plan (for avoidance of doubt, without consideration of any offsets which may be provided in such plan against severance benefits, such as termination pay, office closing amounts, etc.). The full amount of such benefit shall be credited to the Participant’s book reserve accounts, as described in Article 4.04, effective as of the date of the Defined Termination.
4.04.    Crediting of Accounts
(a)    Time and Manner. Amounts described in this Article 4 shall be credited to a book reserve account established for a Participant at such times and in such manner as may be determined by the Committee. In making such credits, the Committee shall generally attempt to, but shall not be required to, credit accounts at a time and in a manner as similar as possible to the time and manner for the crediting of similar amounts under the Qualified Retirement Plans; provided that, unless the Committee determines otherwise, amounts credited to an account with respect to the application of the Section 415 Limitations to the Retirement Plan shall be credited upon the commencement of the benefit payment under the Retirement Plan, and may, pursuant to rules determined by the Committee, include for purposes of such calculation years of service, compensation, and other crediting information accrued under the AXP Plan. The Committee shall apply such procedures consistently to similarly situated Participants.
(b)    Company Stock Contributions. Amounts described in Article 4.02(a)(i) shall be initially credited to a book reserve account established for a Participant which shall be denominated in units (“Units”). For purposes of the Plan, the price and value of a Unit shall be determined by the Committee in a manner determined by the Committee to be reasonably consistent with similar determinations made under the 401(k) Plan Company Stock Fund (the “Stock Fund”).
(c)    Other Contributions. Amounts described in Articles 4.02(a)(ii) (profit‑sharing contributions), 4.02(a)(iii) (matching contributions) and 4.03 (benefits upon a change in control) shall be credited to a book reserve account established for a Participant which shall contain various subaccounts selected by the Committee in its sole and exclusive discretion, representing the various investment funds available to a Participant under the 401(k) Plan as provided for in the Plan; provided that, unless otherwise determined by the Committee, no subaccount shall be established under the Plan to coincide with any self-directed brokerage account which may be available under the 401(k) Plan.
Article 5
Subaccounts, Investment Performance and Transfers
5.01.    Earnings Crediting. For each Participant, the book reserve accounts established pursuant to Article 4.01 shall be increased by the Imputed Earnings Credit (as such term is defined in the Retirement Plan), not less frequently than annually, under procedures and at times determined by the Committee and consistently applied for similarly situated Participants. Such earnings shall be credited at the same interest rate and computed in a similar manner (to the extent administratively feasible) as Imputed Earnings Credits are computed under the Retirement Plan for each Plan Year.
5.02.    Performance of Company Stock. Subject to Article 5.06, and to such rules as may be adopted by the Committee, the performance of the book reserve account established for each Participant pursuant to Article 4.04(b) shall reflect the performance of the Stock Fund. Such book reserve account shall reflect such increases or decreases in value from time to time, whether from dividends, gains, losses or otherwise, as may be experienced by the Stock Fund. Subject to Article 9, and to such rules as may be adopted by the Committee, a Participant may elect to transfer credits to the book reserve account established pursuant to Article 4.04(b) to or from such account to or from one or more subaccounts established pursuant to Article 4.04(c), in a manner similar to the rules for such transfers under the 401(k) Plan.

5.03.    Investment following Change in Control. Notwithstanding the above, effective immediately upon a Change in Control, to the extent a book reserve account established on behalf of a Participant reflects, or by the terms of the Plan should in the future reflect, the performance of the Stock Fund, it shall thereafter reflect the performance of the 401(k) Plan Income Fund, or a default subaccount selected by the Committee.
5.04.    Investment Allocation. For each Participant, credits to the book reserve account established pursuant to Article 4.04(c) shall be made to such subaccounts thereunder as directed by such Participant. If more than one subaccount is selected, a Participant must designate, on a form or other medium acceptable to the Committee, in one-percent increments, the amounts to be credited to each subaccount. A Participant shall be allowed to amend such designation consistent with the frequency of investment changes offered the Participant under rules governing the 401(k) Plan for a given Plan Year.
5.05.    Investment Performance. Subject to Article 5.06, for each Participant, the performance of such subaccounts shall reflect the performance of the investment fund under the 401(k) Plan that such subaccount represents. Each such subaccount shall reflect such increases or decreases in value from time to time, whether from dividends, gains, losses or otherwise, as that experienced by the related investment fund under the 401(k) Plan. Subject to Article 9, credits to such subaccounts may be transferred to any other subaccount under the Plan on such terms and at such times as permitted with respect to the related investment funds under the 401(k) Plan, and to such rules as may be adopted by the Committee. If a Participant fails to affirmatively designate one or more subaccounts pursuant to this Article 5.05, subject to rules established by the Committee, such Participant shall be deemed to have selected either a default account selected by the Committee or, to the extent feasible, the subaccount(s) that relate to the Participant’s investment direction under the 401(k) Plan; provided, however, to the extent an Insider has directed 401(k) Plan amounts to the Stock Fund, such Insider shall be deemed to have selected the subaccount relating to the 401(k) Plan Income Fund or a default subaccount selected by the Committee. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide that one or more investment funds available under the 401(k) Plan, including any self-directed brokerage account which may be available under the 401(k) Plan, shall not be available for designation under the Plan.
5.06.    Valuation. Subject to Article 4.04(c), the subaccounts shall be valued subject to such reasonable rules and procedures as the Committee may adopt and apply to all Participants similarly situated with an effort to value such subaccounts as if amounts designated were invested in at similar times and in manners, subject to administrative convenience, as amounts are invested, and subject to the same market fluctuation factors used in valuing such investments in the 401(k) Plan.
Article 6
Distribution of Book Reserve Accounts
6.01.    Distribution Elections.
(a)    Initial Elections. In accordance with rules and procedures adopted by the Committee, and in compliance with Section 409A, existing Participants, including Participants (other than those in pay status on December 31, 2004) who were participants under the AXP Plan, may make a distribution election to receive benefits in a single lump-sum payment or in annual installments payable over a period of five, ten or 15 consecutive calendar years. The amount of each installment payment shall be equal to the value of the Participant's respective book reserve accounts divided by the number of installments remaining to be paid.
(i)    Participants who have not previously made an initial distribution election, whether under the Plan or under the AXP Plan, may make such an initial election on or before the date set by the Committee.
(ii)    Employees who first become Participants after December 31, 2005 may make an initial distribution election in accordance with rules and procedures adopted by the Committee in compliance with Section 409A.
(iii)    A Participant’s distribution election is irrevocable and may not be modified except as provided in Article 6.01(b). Such election shall apply to the payment of all benefits under the Plan, including benefits accrued under the AXP Plan (except for benefits that were in pay status under the AXP Plan on December 31, 2004).
(iv)    If a Participant fails to make a valid, timely distribution election in accordance with this Article 6.01(a) and the rules and procedures adopted by the Committee, such Participant shall be deemed to have made an initial distribution election to receive benefits in the form of a single lump sum.
(b)    Subsequent Distribution Elections. A Participant who has not previously modified an initial distribution election, whether under the Plan or under the AXP Plan, may make a one-time modification to such Participant’s initial distribution election to elect a different form of payment. To be effective, such a modification shall be made by filing a written notice of modification in such form and manner as the Committee may prescribe; provided, however, that the modification (i) must be submitted no later than a date specified by the Committee in accordance with the requirements of Section 409A, (ii) shall not take effect until 12 months after the date on which such modification becomes effective, and (iii) specifies a new distribution date (or a new initial distribution date in the case of installment distributions) that is no sooner than five years after the original distribution date (or the original initial distribution date in the case of installment distributions), or such later date specified by the Committee. A Participant may not change the payment method after Termination of Employment. For the avoidance of doubt, any such distribution which accelerates payments from the Plan shall not cause any reduction in the amounts otherwise payable hereunder (notwithstanding Section V(E)(1)(b)(ii) of the AXP Plan).
6.02.    Payment of Benefits.
(a)    Subject to Article 8, if a Participant has not made an effective one-time modification to his or her initial distribution election pursuant to Article 6.01(b), then payment of benefits shall be made (or commence in the case of installment distributions) as follows: (i) if a Participant has elected (or is deemed to have elected) a lump sum payment, it shall be made on the first January 1 or July 1 which is at least six months following the Participant’s Termination of Employment for any reason from the Company, or as soon thereafter as administratively practicable, but in no event later than 90 days thereafter; and (ii) if a Participant has elected annual installment payments, they shall begin on July 1 of the calendar year following the Participant’s Termination of Employment for any reason from the Company, or as soon thereafter as administratively practicable, but in no event later than 90 days thereafter, and shall continue on each July 1 thereafter for the period selected by the Participant.
(b)    Subject to Article 8, if a Participant has made an effective one-time modification to his or her initial distribution election pursuant to Article 6.01(b), then payment of benefits shall be made (or commence in the case of installment distributions) as follows: (i) if a Participant has elected (or is deemed to have elected) a lump sum payment, it shall be made on the first January 1 or July 1 which is at least five years and six months following the Participant’s Termination of Employment for any reason from the Company, or as soon thereafter as administratively practicable, but in no event later than 90 days thereafter; and (ii) if a Participant has elected annual installment payments, they shall begin on July 1 of the calendar year following the five-year anniversary of the Participant’s Termination of Employment for any reason from the Company, or as soon thereafter as administratively practicable, but in no event later than 90 days thereafter, and shall continue on each July 1 thereafter for the period selected by the Participant.
(c)    A Participant who has experienced a Termination of Employment and has begun receiving payments as set forth above, shall continue receiving any remaining payments according to the terms in effect on the date of such Participant’s Termination of Employment, even if later re-employed by the Company.
6.03.    Offsets. Notwithstanding anything in the Plan, the Retirement Plan or the 401(k) Plan to the contrary, to the maximum extent permissible by Section 409A and applicable law, any amount otherwise due or payable under the Plan may be forfeited, or its payment suspended, at the discretion of the Committee, to apply toward or recover any claim the Company may have against the Participant, including but not limited to, for the enforcement of the Company’s Detrimental Conduct provisions under its long-term incentive award plan, to recover a debt to the Company or to recover a benefit overpayment under a Company benefit plan or program. No amounts shall be offset against a Participant’s account prior to the date on which the offset amounts would otherwise be distributed to the Participant unless otherwise permitted by Section 409A. An offset shall be made only to the extent and in the manner permitted by the Company’s Policy Regarding Section 409A Compliance.
6.04.    Effect of Severance Plans. The benefits of a Participant under the Plan are subject to the terms of any severance plan of the Company or an Affiliate applicable to such Participant, which plans may provide for the reduction of such benefits in accordance with the terms thereof.
6.05.    Withholding. The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes, if any, required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.
6.06.    Payment Medium. Any benefits payable under the Plan shall be paid in cash from the general assets of the Company.

Article 7
Beneficiary Designation
7.01.    Beneficiary. A Participant shall designate such Participant’s Beneficiary or Beneficiaries entitled to receive benefits under the Plan by filing written notice of such designation with the Committee in such form as the Committee may prescribe.
7.02.    Beneficiary Designation; Change. A Participant may revoke or modify such designation at any time by a further written designation in such form as the Committee may prescribe. A Participant’s Beneficiary designation shall be deemed automatically revoked in the event of the death of the Beneficiary or, if the Beneficiary is the Participant’s spouse, in the event of dissolution of marriage.
7.03.    No Beneficiary Designation. If no designation is in effect at the time benefits payable under the Plan become due, the Beneficiary shall be deemed to be the Participant’s surviving spouse, if any, and if not, the Participant’s estate.
Article 8
Effect of Certain Events
8.01.    Death. Upon a Participant’s death, benefits under the Plan shall be payable in cash to a Participant’s Beneficiary. If a Participant dies while still actively employed by the Company, such payment shall be made as a single lump-sum payment within 90 days of the date of the Participant’s death, or such later date permissible under Section 409A. If a Participant elects annual installment payments and dies after such installment payments have commenced, any remaining installment payments shall be made to such Participant’s Beneficiary as a single lump‑sum payment within 90 days of the date of the Participant’s death, or such later date permissible under Section 409A.
8.02.    Unforeseeable Emergency. In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of amounts credited to one or more of the Participant’s book reserve accounts. The Committee shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Plan Accounts from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the Participant’s vested balance in his or her book reserve accounts or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making its determination under this Article 8.02, the Committee shall be guided by the requirements of Section 409A and any other related prevailing legal authorities and the Committee shall take into account the extent to which a Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within 90 days of the date of the Unforeseeable Emergency.

8.03.    Change In Control. Notwithstanding the above and any other provision herein to the contrary, to the extent permitted by Section 409A without excise tax or penalty, effective immediately upon a Change of Control, the entire value of each Participant’s book reserve accounts under the Plan shall be maintained in a trust (the “Trust”) established by the Company for this purpose and the Company shall transfer to the Trust an amount sufficient to fund the entire value of each Participant’s book reserve accounts. The Trust is intended to be classified for federal income tax purposes as a “grantor trust” within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code.
8.04.    Plan Termination. In the event of a termination of the Plan pursuant to Article 10.02 as it relates to any Participant, then subject to Article 4.04, all amounts credited to each of the book reserve accounts of each affected Participant shall be 100 percent vested and shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, in a lump sum. Such lump-sum payment shall be made 13 months after such termination (or such earlier date permitted under Section 409A), notwithstanding any elections made by the Participant, except that the Company shall not have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under, the provisions of Section 409A.
Article 9
Special Restrictions
9.01.    Insider Status. The provisions of this Article 9 shall apply to Insiders. Such provisions shall apply during all periods that Insiders are subject to reporting under Section 16(a) of the Exchange Act, including any period following cessation of Insider status during which such Insiders are required to report transactions pursuant to Rule 16a-2(b) (or its successor) under the Exchange Act. At such time as any Insider ceases to be subject to Section 16(a) reporting (and any period contemplated by Rule 16a-2(b) has expired), this Article 9 shall cease to be applicable to such Participant.
9.02.    Applicability. This Article 9 shall be automatically applicable to any person who, on and after the date hereof, becomes an Insider. For purposes of the foregoing, the effective date of this Article shall be the date the person becomes an Insider.
9.03.    Stock Fund Limitations. Notwithstanding anything in the Plan to the contrary, (a) except as set forth below, credits to the account of an Insider pursuant to Article 4.04 may not be made to any subaccount that reflects the performance of the Stock Fund, (b) credits made pursuant to Article 4.04 to the account of an Insider at any time may not be transferred to any book reserve account or subaccount that reflects the performance of the Stock Fund, and (c) credits made to an Insider’s book reserve account pursuant to Article 4.04(b) at any time and credits to the account of an Insider pursuant to Article 4.04 that were made to a subaccount that reflects the performance of the Stock Fund (which credits could only have been made when such individual was not an Insider) may not be transferred, withdrawn, paid out or otherwise changed, other than (i) pursuant to Article 4.04(a) or (b) (but only at such time as such person is no longer an Insider), or (ii) pursuant to the forfeiture provisions contained in the last sentence of Article 4.02(a)(ii).

9.04.    Exchange Act Exemption. It is intended that the crediting of amounts to the accounts of Insiders that represents the performance of the Stock Fund is intended to qualify for exemption from Section 16 under Rule 16b-3(d) under the Exchange Act. The Committee shall, with respect to Insiders, administer and interpret all Plan provisions in a manner consistent with such exemption.
Article 10
Amendment And Termination
10.01.    Plan Amendment. The Committee may, at any time, amend or modify the Plan in whole or in part, provided that the Committee may not reduce or modify the amount of any benefit payable to a Participant or any Beneficiary receiving benefit payments at the time the Plan is amended or modified. Notwithstanding the foregoing, the Committee shall not have the right to amend the Plan to the extent such amendment or modification would result in a violation of Section 409A.
10.02.    Plan Termination. Although the Company may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Committee reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan; provided, however, that: (a) the Committee may not reduce or modify the amount of any benefit payable to a Participant or any Beneficiary receiving benefit payments at the time the Plan is terminated; (b) all plans that are aggregated with the Plan for purposes of Section 409A are also terminated; and (c) the Plan is not terminated proximate to a downturn in the financial health of the Company, or any entity other than the Company with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code In the event of a termination described in this Article 10.02, no new deferred compensation plans may be established by the Company for a minimum period of three years following the termination and liquidation of the Plan if such new plan would be aggregated with the Plan under Section 409A.
Article 11
Administration
11.01.    Committee Duties. The Plan shall be administered by the Committee. The Committee shall have full power, authority and discretion to interpret, construe and administer the Plan, and such interpretation and construction thereof and actions taken thereunder shall be binding on all persons for the purposes so stated by the Committee. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee may prescribe a form of agreement to be used by a Participant and the Company, to the extent deemed necessary, to defer compensation under the Plan.
11.02.    Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.03.    Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.
11.04.    Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any agent to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such agent.
Article 12
Claims Procedures
12.01.    Presentation of Claim. Any Participant or the Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
12.02.    Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing: (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant: (i)    the specific reason(s) for the denial of the claim, or any part of it; (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Article 12.03.
12.03.    Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative): (a) may review pertinent documents; (b) may submit written comments or other documents; and/or (c) may request a hearing, which the Committee, in its sole discretion, may grant.
12.04.    Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (a) specific reasons for the decision; (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) such other matters as the Committee deems relevant.
12.05.    Cause of Action. No legal or equitable action for benefits under the Plan may be brought after the earliest of 90 days after the claim denial or one year after the date the cause of action accrued. For this purpose, a cause of action is considered to have accrued when the person bringing the legal action knew, or in the exercise of reasonable diligence should have known, that a plan party has clearly repudiated the claim or legal position which is the subject of the action, regardless of whether such person has filed a claim for benefits. The Committee’s decisions are final. As described above, an individual is required to follow the procedures described in this Article 12 and a lawsuit generally cannot be filed unless the claims and appeals process is complete. The deadlines for filing a lawsuit apply regardless of whether the claims procedures are followed, and the deadline generally will expire sooner if the claims and appeals process has not been completed. For example, the 90-day period for filing a lawsuit involving a Plan change or amendment starts to run as of the date the change or amendment is first communicated to Plan participants even if a claim is not filed.
Article 13
Miscellaneous
13.01.    Status of Plan. The Plan is intended to be (a) a plan that is not qualified within the meaning of Section 401(a) of the Code and (b) a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All book reserve accounts and all credits and other adjustments to such book reserve accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No book reserve accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.
13.02.    Section 409A. It is intended that the Plan (including all amendments thereto) comply with provisions of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Company’s Policy Regarding Section 409A Compliance.
13.03.    Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.04.    Other Benefits and Agreements. The benefits provided for a Participant under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
13.05.    Limitations on Liability. Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Company, or any officer or employer thereof except as provided by law or by any Plan provision. No person (including the Company) in any way guarantees any Participant’s book reserve account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Company or any successor, employee, officer, director or stockholder of the Company, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions (except that the Company shall make benefit payments in accordance with the terms of the Plan), or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.
13.06.    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
13.07.    Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

13.08.    No Guarantee of Tax Consequences.
(a)    The Company makes no representations or warranties and assumes no responsibility as to the tax consequences to any Participant in the Plan. Further, payment by the Company to a Participant (or to a Participant’s Beneficiary or Beneficiaries) in accordance with the terms of the Plan, including any designation of Beneficiary on file with the Committee at the time of such Participant’s death, shall be binding on all interested parties and persons, including such Participant’s heirs, executors, administrators and assigns, and shall discharge the Company, its directors, officers and employees from all claims, demands, actions or causes of action of every kind arising out of or on account of Participant’s participation in the Plan, known or unknown, for himself or herself, his or her heirs, executors, administrators and assigns.
(b)    No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, Federal, state and local income, estate and gift tax treatment, will be applicable to any amounts deferred under the Plan, or paid to or for the benefit of a Participant or Beneficiary under the Plan, or that such tax treatment will apply to or be available to a Participant or Beneficiary on account of participation in the Plan.
(c)    Any agreement executed pursuant to the Plan shall be deemed to include the above provisions of this Article 13.08.
13.09.    Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
13.10.    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
13.11.    Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
13.12.    Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by federal law, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.
13.13.    Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Ameriprise Financial, Inc.

360 Ameriprise Financial Center
Minneapolis, Minnesota 55474
Attn: Vice President, Benefits

with a copy to:

General Counsel’s Office

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
13.14.    Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
13.15.    Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
13.16.    Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
13.17.    Incompetent. If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s estate, as the case may be, and shall be a complete discharge of any Company liability under the Plan for such payment amount.
13.18.    Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members), or a stockholder of the Company or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction; provided, however, that in the event that the trier in any such legal action determines that the Participant’s claim was not made in good faith or was wholly without merit, the Participant shall return to the Company any amount received pursuant to this Article 13.18. Any reimbursements shall be paid in accordance with the Company’s Policy Regarding Section 409A Compliance.
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